Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

March 19, 2018

W. R. Berkley Corporation

475 Steamboat Road

Greenwich, Connecticut 06830

Re:	W. R. Berkley Corporation – 5.70% Subordinated Debentures due 2058

Ladies and Gentlemen:

We have acted as tax counsel to W. R. Berkley Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $175.00 million in aggregate principal amount of its 5.70% Subordinated Debentures due 2058 ($201.25 million aggregate principal amount if the underwriters exercise their overallotment option to purchase additional debentures in full) (the “Securities”), as described in the prospectus supplement, filed with the Securities and Exchange Commission on March 19, 2018 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-221559) under the Securities Act of 1933 as amended (the “Securities Act”), dated November 14, 2017.

We hereby confirm to you our opinion as set forth under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Securities, and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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